As filed with the Securities and Exchange Commission on February 22, 2010
Registration No. 333-114501

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ZiLOG, Inc.
(Exact name of registrant as specified in its charter)

Delaware	13-3092996
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)
6800 Santa Teresa Boulevard
San Jose, California 95119
Telephone: (408) 513-1500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

ZiLOG, Inc. 2004 Employee Stock Purchase Plan
(Full title of the plan)

Uzi Sasson
President
ZiLOG, Inc.
6800 Santa Teresa Boulevard
San Jose, California 95119
(Name and address of agent for service)
(408) 513-1500
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

EXPLANATORY NOTE: DEREGISTRATION OF SECURITIES
     This Post-Effective Amendment No. 1, or the Post-Effective Amendment, filed by ZiLOG, Inc., a Delaware corporation, or the Company, removes from registration all shares of the Company’s Common Stock, par value $0.01 per share, or the Common Stock, registered with the Securities and Exchange Commission on April 15, 2004, under the Registration Statement on Form S-8 (No. 333-114501), or the Registration Statement, pertaining to the 1,250,000 shares of Common Stock to be offered or sold under the ZiLOG, Inc. 2004 Employee Stock Purchase Plan, or the Plan.
     On February 18, 2010, pursuant to an Agreement and Plan of Merger, dated as of December 5, 2009, by and among the Company, IXYS Corporation, a Delaware corporation, or IXYS, and Zanzibar Acquisition Inc., a Delaware corporation and wholly-owned subsidiary of IXYS, or Merger Sub, Merger Sub merged with and into the Company, and the Company became a wholly-owned subsidiary of IXYS, which transaction is referred to as the Merger.
     As a result of the Merger, the Company has terminated all offerings of the Company’s securities pursuant to its existing registration statements, including the Registration Statement. Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, effective upon filing hereof, the Company hereby removes from registration all shares of Common Stock registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Milpitas, State of California, on February 22, 2010.

ZiLOG, Inc.
By:	/s/ Uzi Sasson
Uzi Sasson
President

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed on February 22, 2010 by or on behalf of the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Uzi Sasson Uzi Sasson	President and Director	February 22, 2010